Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 23, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Southern Products, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A, Registration Statement under the Securities Act of 1933, filed by Southern Products, Inc. of our report dated March 15, 2010, relating to the financial statements of Southern Products, Inc., a Nevada Corporation, as of and for the period ending February 28, 2010, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan